Exhibit 99.2

Chardan NexTech Acquisition 2 Corp. Announces Closing of Upsized $110 Million Initial Public Offering

New York, NY, August 13, 2021 (PR Newswire) – Chardan NexTech Acquisition 2 Corp. (the “Company”) announced today the closing of its upsized initial public offering of 11,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $110 million.

The Company’s units commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “CNTQU” on August 11, 2021. Each unit consists of one share of common stock and three-quarters of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. Only whole warrants are exercisable.

Once the securities comprising the units begin trading separately, the Company expects that the common stock and redeemable warrants will be listed on the Nasdaq under the symbols “CNTQ” and “CNTQW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in disruptive technologies. The Company is led by its Chairman of the Board of Directors, Kerry Propper, its Chief Executive Officer, Jonas Grossman, and its Chief Financial Officer, Alex Weil.

Chardan served as sole book-running manager and B. Riley Securities, Inc. acted as the qualified independent underwriter for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,650,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st Floor, New York, New York 10004, or by calling (646) 465-9001.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on August 10, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jonas Grossman

CEO, Chardan NexTech Acquisition 2 Corp.

jgrossman@cnaq.com